Valmont Reports Record Fourth Quarter and Fiscal 2006 Results

Fourth Quarter Highlights:

•	Record fourth quarter sales, operating income and net earnings.
•	Significant contribution to sales and profit improvement from international businesses.
•	Very strong performance in China.
•	Operating income rose 17% and net earnings increased 39% on a 5% increase in sales.
•	A reduction in the effective tax rate reflected an increased mix of international earnings at lower tax rates and a tax expense in 2005 related to the repatriation of foreign dividends.

Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global manufacturer of engineered support structures for infrastructure, mechanized irrigation equipment for agriculture, and a provider of coating services and tubular products, reported sales for the fourth quarter of $328.0 million compared with $311.3 million for the same period of 2005. Fourth quarter 2006 net earnings were $16.1 million, or 62 cents per diluted share, versus fourth quarter 2005 net earnings of $11.6 million, or 45 cents per diluted share.

For fiscal 2006, sales were $1,281.3 million versus $1,108.1 million in 2005, an increase of 16%. Valmont’s fiscal year net earnings were $61.5 million, or $2.38 per diluted share, compared with 2005 fiscal year earnings of $39.1 million, or $1.54 per diluted share. Valmont’s 2006 fiscal year had 52 weeks with 13 weeks in the fourth quarter compared to 53 weeks with 14 weeks in the fourth quarter in 2005.

Fourth Quarter Review:

“We had a strong finish to the year with operating income as a percent of sales increasing nearly one percentage point for the quarter and net earnings up 39%,” said Mogens C. Bay, Valmont’s Chairman and Chief Executive Officer. “Our international businesses continued to improve and contributed substantially to sales and earnings.

“Sales in the Engineered Support Structures Segment were bolstered by demand for wireless communication structures in China. Sales in the North American and European markets were basically unchanged.

“Utility Support Structures sales increased in the North American market due to expanding investment in the electrical transmission grid by utility companies.

“Most of the sales increase in the Coatings Segment reflects pricing actions taken to recover higher zinc costs.

“In the Irrigation Segment, North American sales were lower than last year. While grain prices were substantially higher, the irrigation season developed slower than expected. International sales were higher as a result of improved market conditions worldwide and increased project sales.

“Sales in the Tubing Segment were lower, mostly due to customers delaying shipments at year end.

“Two other items impacted fourth quarter results. During the quarter we suspended the development of our structure for the wind energy industry, which led to an after-tax charge of approximately $400,000. We are confident that we have a unique and technically solid design, but are not convinced at this time that we can generate the kind of financial returns we require. Our effective tax rate declined from 39.9% in 2005 to 30.0% in 2006 reflecting the mix of international earnings at lower tax rates and a $1.1 million tax expense in 2005 related to the repatriation of dividends from foreign subsidiaries.

“The key drivers behind the 17% increase in operating income were the contribution of improved international results, higher coatings segment profitability and lower corporate expenses.”

2006 Review:

“We saw significant improvement in two of our key financial measures during 2006. Operating income as a percent of sales improved to 8.6% from 7.5% and return on invested capital rose to 11.1% from 7.7%. Conditions were favorable in most of our markets and we continued our focus on raising the quality of our business, improving productivity, and increasing employee engagement. Our objective is to continue to increase our operating income percent to double digit levels and improve returns on invested capital.

“Engineered Support Structures Segment sales were driven by solid growth in China and Europe and good transportation and commercial demand in North America. Profitability for the segment was hampered by poor performance in our North American specialty structures businesses. We have a new management team in place in specialty structures and expect results to improve in 2007.

“The utility business posted record sales and operating income as electric utilities stepped up investment in the transmission grid. Our product offering of both steel and concrete structures positions us to be a preferred provider of both new and replacement structures for the electric utility industry.

“Sales in the Irrigation Segment improved from the soft market conditions of 2005. In worldwide markets, increased crop prices, dry weather and water conservation drove the demand for irrigation equipment and parts. Our efforts to open new international markets paid dividends, as project business made a meaningful contribution to growth.

“The Coatings Segment operated very well in the face of sharply higher and volatile zinc costs. Demand increased from infrastructure markets and improved conditions in the industrial economy. As expected, this allowed us to achieve improved operating leverage.

“The Tubing Segment continued its strong performance.

“Looking at the total year, we are pleased with the progress we made, yet not satisfied. We believe there is more work to be done to realize further improvements in top line growth, operating performance and returns on capital.”

Fourth Quarter Summary - Infrastructure Markets: (73% of 4th Quarter Net Sales)

Engineered Support Structures Segment (43% of 4th Quarter Net Sales)

Structures and specialty structures for lighting and traffic, wireless communication and overhead signs, worldwide. Includes all support structures outside of North America.

Sales were $146.6 million, an increase of 7% from 2005 levels. In North America and Europe, sales were comparable with last year. In China, sales of wireless communication products and utility structures were particularly strong.

Segment operating income decreased 10% to $13.6 million and was 9.3% of sales. Profitability was strong in China, but not enough to fully offset poor performance in North American specialty structures and a slight decline in European profitability.

Utility Support Structures Segment (23% of 4th Quarter Net Sales)

Steel and concrete structures for the North American electric utility industry.

Sales increased 6.9% to $74.0 million compared with $69.2 million in 2005. The sales increase reflects increased pricing and continued demand from utilities to invest in the transmission grid. Order flow continued strong and backlogs increased during the quarter.

Operating income increased 6% to $8.2 million and was 11.1% of sales.

Coatings Segment (7% of 4th Quarter Net Sales)

Hot-dip galvanizing, anodizing and powder coatings to protect against corrosion of steel and aluminum in North American markets.

Sales of $30.7 million were 24% above last year’s $24.7 million. The sales increase was mainly due to increased pricing. During the fourth quarter, zinc prices averaged nearly three times higher than the same period of 2005, necessitating price increases to recover costs.

Operating income rose 86% to $5.6 million, or 18.2% of segment sales. The improvement in operating income reflects increased pricing and reduced plant operating costs, especially energy costs.

Fourth Quarter Summary - Agricultural Markets: (26% of 4th Quarter Net Sales)

Irrigation Segment (21% of 4th Quarter Net Sales)

Center pivot and linear move mechanized irrigation equipment and parts for agriculture in global markets.

Sales improved 1.2% to $70.3 million compared with $69.5 million in 2005. Increased international sales more than offset a modest decline in North American sales. International sales were boosted by project business and improved global market conditions.

Operating income declined 2.3% to $5.1 million and was 7.2% of sales.

Tubing Segment (5% of 4th Quarter Net Sales)

Custom steel tubing for mechanical and structural applications.

Sales were 10% lower at $19.6 million mostly due to customers delaying shipments at year end.

Operating income decreased 2% to $3.6 million and was 18.3% of sales.

2007 Outlook:

“We are expecting further progress in 2007, Mr. Bay said, “We are off to a solid start with good order flow and record backlogs in our structures businesses and positive market trends in our other businesses.

“In our Engineered Support Structures Segment, ongoing highway spending should provide solid support for our lighting, traffic and overhead sign structures businesses. We expect continued strength in international infrastructure markets in Europe and Asia. In our utility business, we expect growing transmission investment by electric utilities. In the irrigation business, we believe greater investments in ethanol production are supportive of global grain prices and net farm income. However, irrigation equipment sales will also be influenced by weather, water conservation and government support programs. In the coatings business, increased infrastructure spending and an improved industrial economy should lead to continued strong results. We expect our tubing business to continue to generate solid earnings.

“To meet increased customer demands, we are in the process of increasing capacity in selected operations worldwide. We expect for the first time since the year 2000, that capital spending will exceed depreciation and amortization for the year.

“We believe our current businesses offer great platforms for further growth going forward. Many opportunities remain for us to leverage our products, markets and capabilities in the worldwide arena. Our businesses have the characteristics that allow for improved operating performance and good returns on invested capital. We will maintain our focus on growth, on increasing operating income as a percent of sales and on return on invested capital in 2007.”

An audio discussion of Valmont’s fourth quarter results by Mogens C. Bay, Chairman and Chief Executive Officer and Terry J. McClain, Senior Vice President and Chief Financial Officer, will be available live by telephone by dialing 1-877-493-2981 and entering Conference ID#: 2631666 or via the Internet at 8:00 a.m. February 15, 2007 CST, by pointing browsers to: http://www.valmont.com/asp/investor_relations/ir6.asp. After the event you may listen by accessing the above link or by telephone. Dial 1-800-642-1687 or 706-645-9291, and enter the Conference ID#:2631666 beginning February 15, 2007 at 10:00 a.m. CST through 12:00 p.m. CST on February 23, 2007.

Valmont is the global leader in designing and manufacturing poles, towers and structures for lighting and traffic, wireless communication and utility markets, and a provider of protective coating services. Valmont also leads the world in mechanized irrigation equipment for agriculture, enhancing food production while conserving and protecting natural water resources. In addition, Valmont produces a wide variety of tubing for commercial and industrial applications.

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which Valmont operates, as well as management’s perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond Valmont’s control) and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Valmont’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include among other things, risk factors described from time to time in Valmont’s reports to the Securities and Exchange Commission, as well as future economic and market circumstances, industry conditions, company performance and financial results, operating efficiencies, availability and price of raw material, availability and market acceptance of new products, product pricing, domestic and international competitive environments, and actions and policy changes of domestic and foreign governments. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in thousands, except per share amounts) (unaudited)

	Fourth Quarter		Year-to-Date
	13 & 14 Weeks Ended		52 & 53 Weeks Ended
	29-Dec-06	31-Dec-05	29-Dec-06	31-Dec-05
Net sales	$ 327,961	$ 311,283	$ 1,281,281	$ 1,108,100
Cost of sales	242,660	231,852	954,555	829,805
Gross profit	85,301	79,431	326,726	278,295
Selling, general and administrative expenses	57,721	55,912	216,641	195,432
Operating income	27,580	23,519	110,085	82,863
Other income (deductions)
Interest expense	(4,309)	(4,785)	(17,124)	(19,498)
Interest income	487	573	1,984	1,810
Debt prepayment expenses	-	-	-	-
Miscellaneous	77	(225)	1,374	(802)
	(3,745)	(4,437)	(13,766)	(18,490)
Earnings before income taxes, minority interest, and equity in earnings (losses) of non-consolidated subsidiaries

	23,835	19,082	96,319	64,373
Income tax expense	7,160	7,620	30,820	24,348
Earnings before minority interest, equity in earnings (losses) of nonconsolidated subsidiaries

	16,675	11,462	65,499	40,025
Minority interest	(388)	90	(1,290)	(1,052)
Earnings (losses) in nonconsolidated subsidiaries	(175)	68	(2,665)	106
Net earnings	$ 16,112	$ 11,620	$ 61,544	$ 39,079

Average shares outstanding (000's) - Basic	25,440	24,502	25,197	24,287
Earnings per share - Basic	$ 0.63	$ 0.47	$ 2.44	$ 1.61

Average shares outstanding (000's) - Diluted	26,015	25,728	25,863	25,367
Earnings per share - Diluted	$ 0.62	$ 0.45	$ 2.38	$ 1.54

Cash dividends per share	$ 0.095	$ 0.085	$ 0.370	$ 0.335

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES SUMMARY OPERATING RESULTS (Dollars in thousands) (unaudited)

	Fourth Quarter		Year to Date
	13 & 14 Weeks Ended		52 & 53 Weeks Ended
	29-Dec-06	31-Dec-05	29-Dec-06	31-Dec-05

Net sales
Engineered Support Structures	$ 146,590	$ 137,491	$ 533,020	$ 492,115
Utility Support Structures	74,023	69,234	282,829	222,473
Coatings	30,704	24,718	113,238	87,110
Infrastructure products	251,317	231,443	929,087	801,698

Irrigation	70,325	69,521	312,852	260,359
Tubing	19,572	21,695	89,706	86,891
Agriculture products	89,897	91,216	402,558	347,250

Other	5,170	4,393	18,567	18,400
Less: Intersegment sales	(18,423)	(15,769)	(68,931)	(59,248)
Total	$ 327,961	$ 311,283	$ 1,281,281	$ 1,108,100

Operating Income
Engineered Support Structures	$ 13,647	$ 15,096	$ 46,194	$ 44,588
Utility Support Structures	8,234	7,773	31,038	20,632
Coatings	5,579	2,994	18,759	8,452
Infrastructure products	27,460	25,863	95,991	73,672

Irrigation	5,094	5,216	32,961	24,830
Tubing	3,590	3,662	14,704	14,543
Agriculture products	8,684	8,878	47,665	39,373

Other	(737)	(2,114)	(2,175)	(4,062)
Corporate	(7,827)	(9,108)	(31,396)	(26,120)
Total	$ 27,580	$ 23,519	$ 110,085	$ 82,863

Valmont has aggregated its segments into five reportable segments organized on a worldwide product basis.

Engineered Support Structures: This segment consists of the manufacture of engineered metal structures and components for the lighting, traffic and wireless communication industries, and certain international utility businesses

Utility Support Structures: This segment consists of the manufacture of engineered steel and concrete structures primarily for the North American utility industry.

Coatings: This segment consists of galvanizing, anodizing and powder coating services.

Irrigation: This segment consists of the manufacture of agricultural irrigation equipment and related parts and services.

Tubing: This segment consists of the manufacture of steel tubular products.

In addition to these five reportable segments, Valmont also has other businesses that individually are not more than 10% of consolidated net sales. These businesses, which include wind energy development, machine tool accessories and industrial fasteners, are reported in the "Other" category.

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (Dollars in thousands) (unaudited)

	29-Dec-06	31-Dec-05
ASSETS
Current assets:
Cash and cash equivalents	$ 63,504	$ 46,867
Accounts receivable, net	213,660	180,969
Inventories	194,278	158,327
Prepaid expenses	6,086	7,643
Refundable and deferred income taxes	17,130	14,506
Total current assets	494,658	408,312
Property, plant and equipment, net	200,610	194,676
Goodwill and other assets	197,042	199,054
	$ 892,310	$ 802,042

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current installments of long-term debt	$ 18,353	$ 13,583
Notes payable to banks	13,114	4,918
Accounts payable	103,319	90,674
Accrued expenses	79,699	67,869
Dividend payable	2,437	2,107
Total current liabilities	216,922	179,151
Long-term debt, excluding current installments	202,784	218,757
Other long-term liabilities	71,323	75,459
Shareholders' equity	401,281	328,675
	$ 892,310	$ 802,042

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES CALCULATION OF RETURN ON INVESTED CAPITAL (Dollars in thousands) (unaudited)

	2006	2005
Operating income	$110,085	$82,863
Effective tax rate	32.0%	37.8%
Tax effect on Operating income	(35,227)	(31,322)
After-tax Operating income	74,858	51,541
Average Invested Capital	674,124	669,542
Return on invested capital	11.10%	7.70%
Total Assets	$892,310	$802,042
Less: Accounts Payable	(103,319)	(90,674)
Less: Accrued Expenses	(79,699)	(67,869)
Less: Dividends Payable	(2,437)	(2,107)
Total Invested Capital	$706,855	$641,392
Beginning of year Invested Capital	641,392	697,691
Average Invested Capital	$674,124	$669,542

Return on Invested Capital is calculated as Operating Income (after-tax) divided by the average of beginning and ending Invested Capital. Invested Capital represents Total Assets minus Accounts Payable, Accrued Expenses and Dividends Payable. Return on Invested Capital is one of our key operating ratios, as it allows investors to analyze our operating performance in light of the amount of investment required to generate our operating profit. Return on Invested Capital is also a measurement used to determined management incentives. Return on Invested Capital is not a measure of financial performance or liquidity under generally accepted accounting principles (GAAP). Accordingly, Return on Invested Capital should not be considered in isolation or as a substitute for net earnings, cash flows from operations or other income or cash flow data prepared in or as a substitute for net earnings, cash flows from operations or other income or cash flow data prepared in accordance with GAAP or as a measure of our operating performance or liquidity. The table above shows how Invested Capital and Return on Invested Capital are calculated from our income statement and balance sheet.

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